Exhibit 99.1
SelectQuote, Inc. Reports Fourth Quarter of Fiscal Year 2026 Results

Fourth Quarter of Fiscal Year 2026 – Consolidated Earnings Highlights

•Revenue of $321.7 million
•Net loss of $(16.8) million
•Adjusted EBITDA* of $11.9 million

Fiscal Year 2027 Guidance Ranges:
•Revenue expected in a range of $1.35 billion to $1.45 billion
•Adjusted EBITDA* expected in a range of $90 million to $115 million
•Operating Cash Flow expected to be more than $60 million

Fourth Quarter Fiscal Year 2026 – Segment Highlights

Senior
•Revenue of $72.5 million
•Adjusted EBITDA of $8.0 million
•Approved Medicare Advantage policies of 72,180

Healthcare Services
•Revenue of $193.5 million
•Adjusted EBITDA of $12.1 million
•109,039 SelectRx members

Life
•Revenue of $47.9 million
•Adjusted EBITDA of $9.8 million

OVERLAND PARK, Kan., August 25, 2026--(BUSINESS WIRE)--SelectQuote, Inc. (NYSE: SLQT) reported consolidated revenue for the fourth quarter of fiscal year 2026 of $321.7 million compared to consolidated revenue for the fourth quarter of fiscal year 2025 of $345.1 million. Consolidated net loss for the fourth quarter of fiscal year 2026 was $16.8 million compared to consolidated net income for the fourth quarter of fiscal year 2025 of $12.9 million. Consolidated Adjusted EBITDA* for the fourth quarter of fiscal year 2026 was $11.9 million compared to consolidated Adjusted EBITDA* for the fourth quarter of fiscal year 2025 of $2.7 million. Consolidated cash used in operations during the fourth quarter of fiscal year 2026 was $3.3 million compared to $37.5 million used during the fourth quarter of fiscal year 2025.

SelectQuote reported consolidated revenue for the fiscal year 2026 of $1.6 billion compared to consolidated revenue for fiscal year 2025 of $1.5 billion. Consolidated net income for the fiscal year 2026 was $62.2 million compared to consolidated net income for fiscal year 2025 of $47.6 million. Consolidated Adjusted EBITDA* for the fiscal year 2026 was $109.1 million compared to consolidated Adjusted EBITDA* for the fiscal year 2025 of $126.3 million. Consolidated cash generated from operations was $31.9 million for the fiscal year 2026 compared to consolidated cash used in operations of $11.7 million during the fiscal year 2025. For the fiscal year 2026, SelectQuote improved operating cash flow by $44 million compared to fiscal 2025, driven largely by the scale in Healthcare Services and improved operating efficiency across SelectQuote.

SelectQuote Chief Executive Officer Tim Danker commented, “It was a highly successful 4th quarter and full-year fiscal 2026 for our business. Our Senior Medicare Advantage distribution business excelled through another turbulent year for the industry. Insurance carriers continued to modify policy benefits and optimize volumes but through it all, SelectQuote remained the reliable partner of choice. SelectQuote’s Senior business delivered another strong year with an Adjusted EBITDA margin of 26%, which marks the 4th consecutive year with margins solidly above our long-term 20%+ operating target. We have high confidence in our Senior platform’s ability to generate durable returns across a range of Medicare Advantage environments and view fiscal 2027 as an important year to further compound cash flow while remaining disciplined in our growth investments as carrier profitability improves.”

* See “Non-GAAP Financial Measures” below.

“We also increasingly realized our goal to scale Healthcare Services profitability and cash flow through our SelectRx business. We are excited to exit fiscal 2026 with run-rate Adjusted EBITDA of nearly $50 million, which will increasingly drive operating cash flow and ultimately accrue value to our shareholders.”

Mr. Danker continued, “Looking to fiscal 2027, we have conviction that the $44 million improvement in operating cash flow in fiscal 2026 will continue. As we have emphasized, our highest strategic priority is to deliver shareholder value through growth in profitability and scaled cash flow. In the year ahead, we plan to accelerate equity value accretion in multiple ways. Exiting 2026, we have successfully implemented technology-enabled workstream efficiencies that we expect will drive annual expense savings of over $30 million. Paired with the demonstrated durability of our Senior profitability and continued scale of Healthcare Services, we expect full-year 2027 operating cash flow to approximately double to over $60 million, with free cash flow generation of around $50 million. Best of all, we see opportunity to compound cash flow growth in the future through continued optimization of our leverage and funding costs, and we are excited to deliver this value to our shareholders in the years ahead.”

Segment Results

We currently have three reportable segments: 1) Senior, 2) Healthcare Services and 3) Life. The performance measures of the segments include total revenue and adjusted EBITDA. Costs of commissions and other services revenue, cost of goods sold-pharmacy revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses that are directly attributable to a segment are reported within the applicable segment. Indirect costs of revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses are allocated to each segment based on varying metrics such as headcount.

Senior

Financial Results

The following table provides the financial results for the Senior segment for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Revenue	$72,522	$82,464	(12)%	$575,947	$600,393	(4)%
Adjusted EBITDA	7,969	7,722	3%	148,026	161,671	(8)%
Adjusted EBITDA Margin	11%	9%		26%	27%

Operating Metrics

Submitted Policies

Submitted policies are counted when an individual completes an application with our licensed agent and provides authorization to the agent to submit the application to the insurance carrier partner. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier.

The following table shows the number of submitted policies for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Medicare Advantage	69,653	85,979	(19)%	622,939	674,851	(8)%
All other (1)	18,621	21,438	(13)%	90,253	87,413	3%
Total	88,274	107,417	(18)%	713,192	762,264	(6)%
(1) Represents the submitted policies for Medicare supplement, dental, vision and hearing, prescription drug plan and other.

Approved Policies

Approved policies represents the number of submitted policies that were approved by our insurance carrier partners for the identified product during the indicated period. Not all approved policies will go in force.

The following table shows the number of approved policies for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Medicare Advantage	72,180	85,344	(15)%	567,526	592,874	(4)%
All other (1)	15,968	19,979	(20)%	71,298	70,295	1%
Total	88,148	105,323	(16)%	638,824	663,169	(4)%
(1) Represents the approved policies for Medicare supplement, dental, vision and hearing, prescription drug plan and other.

Lifetime Value of Commissions per Approved Policy

Lifetime value of commissions per approved policy represents commissions estimated to be collected over the estimated life of an approved policy based on multiple factors, including but not limited to, contracted commission rates, carrier mix and expected policy persistency with applied constraints. The lifetime value of commissions per approved policy is equal to the sum of the commission revenue due upon the initial sale of a policy, and when applicable, an estimate of future renewal commissions.

The following table shows the lifetime value of commissions per approved policy for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
(dollars per policy):	2026	2025	% Change	2026	2025	% Change
Medicare Advantage	$883	$837	5%	$873	$884	(1)%
All other(1)	130	125	4%	122	134	(9)%
(1) Represents the weighted average LTV per approved policy.

Healthcare Services

Financial Results

The following table provides the financial results for the Healthcare Services segment for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Revenue	$193,544	$214,028	(10)%	$844,935	$742,705	14%
Adjusted EBITDA	12,146	11,853	2%	25,483	25,387	—%
Adjusted EBITDA Margin	6%	6%		3%	3%
Operating Metrics

Members

The total number of SelectRx members represents the amount of active customers to which an order has been shipped and the prescriptions per day represents the total average prescriptions shipped per business day. These two metrics are the primary drivers of revenue for Healthcare Services.

The following table shows the total number of SelectRx members as of the periods presented:

	June 30, 2026	June 30, 2025
Total SelectRx Members	109,039	108,018

The total number of SelectRx members increased by 1% as of June 30, 2026, compared to June 30, 2025, due to a growth in membership during the AEP season.

The following table shows the average prescriptions shipped per day for the periods presented:

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Prescriptions Per Day	31,711	30,630	32,215	27,867

Combined Senior and Healthcare Services - Consumer Per Unit Economics

Combined Senior and Healthcare Services consumer per unit economics represents total MA and MS commissions; other product commissions; other revenues, including revenues from Healthcare Services; and operating expenses associated with Senior and Healthcare Services, each shown per number of approved MA and MS policies over a given time period. Management assesses the business on a per-unit basis to help ensure that the revenue opportunity associated with a successful policy sale is attractive relative to the marketing acquisition cost. Because not all acquired leads result in a successful policy sale, all per-policy metrics are based on approved policies, which is the measure that triggers revenue recognition.

The MA and MS commission per MA/MS policy represents the LTV for policies sold in the period. Other commission per MA/MS policy represents the LTV for other products sold in the period, including DVH prescription drug plan, and other products, which management views as additional commission revenue on our agents’ core function of MA/MS policy sales. Pharmacy revenue per MA/MS policy represents revenue from SelectRx, and other revenue per MA/MS policy represents revenue from Healthcare Select, production bonuses, marketing development funds, lead generation revenue, and adjustments from the Company’s reassessment of its cohorts’ transaction prices. Total operating expenses per MA/MS policy represents all of the operating expenses within Senior and Healthcare Services. The revenue to customer acquisition cost (“CAC”) multiple represents total revenue as a multiple of total marketing acquisition cost, which represents the direct costs of acquiring leads. These costs are included in marketing and advertising expense within the total operating expenses per MA/MS policy.

The following table shows combined Senior and Healthcare Services consumer per unit economics for the periods presented. Based on the seasonality of Senior and the fluctuations between quarters, we believe that the most relevant view of per unit economics is on a rolling 12-month basis. All per MA/MS policy metrics below are based on the sum of approved MA/MS policies, as both products have similar commission profiles.

	Twelve Months Ended June 30,
(dollars per approved policy):	2026	2025
MA and MS approved policies	569,698	594,572
MA and MS commission per MA / MS policy	$875	$885
Other commission per MA/MS policy	10	12
Pharmacy revenue per MA/MS policy	1,458	1,219
Other revenue per MA/MS policy	151	86
Total revenue per MA / MS policy	2,494	2,202
Total operating expenses per MA / MS policy	(2,189)	(1,937)
Adjusted EBITDA per MA/MS policy	$305	$265
Adjusted EBITDA Margin per MA/MS policy	12%	12%
Revenue / CAC multiple	6.8X	6.1X

Total revenue per MA/MS policy increased 13% for the twelve months ended June 30, 2026, compared to the twelve months ended June 30, 2025, primarily due to the increase in pharmacy revenue. Total operating expenses per MA/MS policy increased 13% for the twelve months ended June 30, 2026, compared to the twelve months ended June 30, 2025, driven by an increase in cost of goods sold-pharmacy revenue for Healthcare Services due to the growth of the business.

Life

Financial Results

The following table provides the financial results for the Life segment for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Revenue	$47,873	$47,984	—%	$186,039	$172,978	8%
Adjusted EBITDA	9,776	6,922	41%	27,012	26,669	1%
Adjusted EBITDA Margin	20%	14%		15%	15%

Operating Metrics

Life premium represents the total premium value for all policies that were approved by the relevant insurance carrier partner and for which the policy document was sent to the policyholder and payment information was received by the relevant insurance carrier partner during the indicated period. Because our commissions are earned based on a percentage of total premium, total premium volume for a given period is the key driver of revenue for our Life segment.

The following table shows term and final expense premiums for the periods presented:

	Three Months Ended June 30,			Year Ended June 30,
(in thousands)	2026	2025	% Change	2026	2025	% Change
Term Premiums	$19,151	$19,989	(4)%	$75,230	$71,448	5%
Final Expense Premiums	25,855	30,807	(16)%	109,927	105,099	5%
Total	$45,006	$50,796	(11)%	$185,157	$176,547	5%

Earnings Conference Call

SelectQuote, Inc. will host a conference call with the investment community on August 25, 2026, beginning at 8:30 a.m. ET. We encourage interested parties to access the live webcast of the event via our investor relations website https://ir.selectquote.com/investor-home/default.aspx or via this link: https://events.q4inc.com/attendee/890240794.

For those interested in dialing into the conference call, please register using this link: https://events.q4inc.com/analyst/890240794?pwd=z46TrijY. After registering, a confirmation will be sent via email, including dial-in details and unique conference call codes for entry. Registration is open through the live call, but to ensure you are connected for the full call we suggest registering at least 10 minutes before the start of the call.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we have presented in this release Adjusted EBITDA, which, when presented on a consolidated basis, is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to any similarly titled measure presented by other companies. We define Adjusted EBITDA as net income plus interest expense, income taxes, depreciation and amortization, changes in fair value of warrant liabilities, loss on extinguishment of debt, and certain add-backs for non-cash or non-recurring expenses, including restructuring and share-based compensation expenses. The most directly comparable GAAP measure is net income. We monitor and have presented in this release Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, establish budgets, and develop operational goals for managing our business. In particular, we believe that excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance.

A reconciliation of the differences between Adjusted EBITDA and its most directly comparable GAAP measure, net income, is presented below on page 13. The Company is unable to provide a quantitative reconciliation of forward-looking Adjusted EBITDA to its most directly comparable GAAP measure without unreasonable effort because it is not possible to predict certain information included in the calculation of such GAAP measure, including the fair value of outstanding warrants to purchase shares of the Company's common stock. The unavailable information could have a significant impact on the Company’s GAAP financial results.

Forward Looking Statements

This release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: our reliance on a limited number of insurance carrier partners and any potential termination of those relationships or failure to develop new relationships; existing and future laws and regulations affecting the health insurance market; changes in health insurance products offered by our insurance carrier partners and the health insurance market generally; insurance carriers offering products and services directly to consumers; changes to commissions paid by insurance carriers and underwriting practices; competition with brokers, exclusively online brokers and carriers who opt to sell policies directly to consumers; competition from government-run health insurance exchanges; developments in the U.S. health insurance system; our dependence on revenue from carriers in our senior segment and downturns in the senior health as well as life, automotive and home insurance industries; our ability to develop new offerings and penetrate new vertical markets; risks from third-party products; failure to enroll individuals during the Medicare annual enrollment period; our ability to attract, integrate and retain qualified personnel; our dependence on lead providers and ability to compete for leads; failure to obtain and/or convert sales leads to actual sales of insurance policies; access to data from consumers and insurance carriers; accuracy of information provided from and to consumers during the insurance shopping process; cost-effective advertisement through internet search engines; ability to contact consumers and market products by telephone; global economic conditions, including inflation; disruption to operations as a result of future acquisitions; significant estimates and assumptions in the preparation of our financial statements; impairment of goodwill; potential litigation and other legal proceedings or inquiries; our existing and future indebtedness; our ability to maintain compliance with our debt covenants; access to additional capital; our ability to regain and maintain compliance with NYSE listing standards; failure to protect our intellectual property and our brand; fluctuations in our financial results caused by seasonality; accuracy and timeliness of commissions reports from insurance carriers; timing of insurance carriers’ approval and payment practices; factors that impact our estimate of the constrained lifetime value of commissions per policyholder; changes in accounting rules, tax legislation and other legislation; disruptions or failures of our technological infrastructure and platform; failure to maintain relationships with third-party service providers; cybersecurity breaches or other attacks involving our systems or those of our insurance carrier partners or third-party service providers; our ability to protect consumer information and other data; failure to market and sell Medicare plans effectively or in compliance with laws; and other factors related to our pharmacy business, including manufacturing or supply chain disruptions, access to and demand for prescription drugs, changes in reimbursement rates under our contracts with pharmacy benefit managers, and regulatory changes or other industry developments that may affect our pharmacy operations. For a further discussion of these and other risk factors that could impact our future results and performance, see the section entitled “Risk Factors” in the most recent Annual Report on Form 10-K (the “Annual Report”) and subsequent periodic reports filed by us with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About SelectQuote:

Founded in 1985, SelectQuote (NYSE: SLQT) pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies, allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. Today, the Company operates an ecosystem offering high touchpoints for consumers across insurance, pharmacy, and virtual care.

With an ecosystem offering engagement points for consumers across insurance, Medicare, pharmacy, and value-based care, the company now has three core business lines: SelectQuote Senior, SelectQuote Healthcare Services, and SelectQuote Life. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a Patient-Centered Pharmacy Home™ (PCPH) accredited pharmacy, SelectPatient Management, a provider of chronic care management services, and Healthcare Select which proactively connects consumers with a wide breadth of healthcare services supporting their needs.

Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com

Source: SelectQuote, Inc.

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2026	June 30, 2025
ASSETS
CURRENT ASSETS:
Cash, cash equivalents, and restricted cash	$20,718	$35,733
Accounts receivable, net of allowances of $7.1 million and $11.8 million, respectively	166,825	151,388
Commissions receivable-current	138,728	132,077
Other current assets	24,676	21,844
Total current assets	350,947	341,042
COMMISSIONS RECEIVABLE—Net	852,675	818,751
PROPERTY AND EQUIPMENT—Net	12,050	14,577
SOFTWARE—Net	18,072	15,060
OPERATING LEASE RIGHT-OF-USE ASSETS	20,511	24,635
INTANGIBLE ASSETS—Net	839	1,973
GOODWILL	29,438	29,438
OTHER ASSETS	2,296	3,880
TOTAL ASSETS	$1,286,828	$1,249,356

LIABILITIES, PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$74,033	$59,205
Accrued expenses	21,049	13,856
Accrued compensation and benefits	62,265	58,788
Operating lease liabilities—current	4,448	4,820
Current portion of long-term debt	22,014	68,523
Other current liabilities	8,814	7,718
Total current liabilities	192,623	212,910
LONG-TERM DEBT, NET—less current portion	348,154	316,589
DEFERRED INCOME TAXES	49,453	37,872
OPERATING LEASE LIABILITIES	21,753	25,982
OTHER LIABILITIES	24,820	80,485
Total liabilities	636,803	673,838

	June 30, 2026	June 30, 2025
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK:
Senior Non-Convertible Preferred Stock, $0.01 par value, 350,000 shares issued and outstanding as of June 30, 2026 and 2025, respectively, current liquidation preference of $423.2 million and $367.1 million as of June 30, 2026 and 2025, respectively.	298,213	224,374
SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value	1,765	1,728
Additional paid-in capital	510,047	571,605
Accumulated deficit	(160,000)	(222,189)
Total shareholders’ equity	351,812	351,144
TOTAL LIABILITIES, PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY	$1,286,828	$1,249,356

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
REVENUE:
Commissions and other services	$131,822	$134,503	$787,645	$797,841
Pharmacy	189,831	210,599	830,854	728,753
Total revenue	321,653	345,102	1,618,499	1,526,594

OPERATING COSTS AND EXPENSES:
Cost of commissions and other services revenue	56,750	58,844	312,153	305,127
Cost of goods sold—pharmacy revenue	161,486	182,312	730,748	630,340
Marketing and advertising	54,231	65,283	313,687	319,505
Selling, general, and administrative	36,075	41,591	149,022	164,442
Technical development	9,682	9,594	38,965	38,681
Total operating costs and expenses	318,224	357,624	1,544,575	1,458,095

INCOME (LOSS) FROM OPERATIONS	3,429	(12,522)	73,924	68,499

INTEREST EXPENSE, NET	(10,504)	(12,226)	(44,527)	(79,385)
CHANGE IN FAIR VALUE OF WARRANTS	(6,017)	34,181	55,804	59,525
LOSS ON EXTINGUISHMENT OF DEBT	—	—	(8,659)	—
OTHER EXPENSE, NET	(38)	(58)	(255)	(128)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(13,130)	9,375	76,287	48,511
INCOME TAX EXPENSE (BENEFIT)	3,712	(3,493)	14,098	931

NET INCOME (LOSS)	$(16,842)	$12,868	$62,189	$47,580
Senior Non-Convertible Preferred Stock accumulated dividends and accretion	(19,456)	(16,762)	(73,838)	(22,548)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(36,298)	$(3,894)	$(11,649)	$25,032

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS PER SHARE:
Basic	$(0.19)	$(0.02)	$(0.06)	$0.14
Diluted	$(0.19)	$(0.02)	$(0.06)	$0.01

WEIGHTED-AVERAGE COMMON STOCK OUTSTANDING USED IN PER SHARE AMOUNTS:
Basic	189,854	184,201	188,174	176,148
Diluted	189,854	184,201	188,174	181,895

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025

OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized loss, net of related tax benefit for the three months ended June 30, 2026, and 2025 of $0.0 million and $0.0 million, and for the year ended June 30, 2026, and 2025, of $0.0 million,and $0.1 million.	—	—	—	(432)
Amount reclassified into earnings, net of related tax benefit for the three months ended June 30, 2026 and 2025 of $0.0 million and $0.0 million, and for the year ended June 30, 2026, and 2025, of $0.0 million, and $1.3 million.	—	—	—	(3,680)
OTHER COMPREHENSIVE LOSS	—	—	—	(4,112)
COMPREHENSIVE INCOME (LOSS)	$(16,842)	$12,868	$62,189	$43,468

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(16,842)	$12,868	$62,189	$47,580
Adjustments to reconcile net income (loss) to net cash, cash equivalents, and restricted cash provided by (used in) operating activities:
Depreciation and amortization	4,482	4,876	17,489	20,460
Loss on disposal of property, equipment, and software	—	80	—	240
Impairment of long-lived assets	—	4,209	—	4,209
Impairment of equity-method investment	—	—	1,000	—
Loss on extinguishment of debt	—	—	8,659	—
Share-based compensation expense	3,382	4,852	14,862	18,357
Deferred income taxes	4,242	(2,576)	11,581	1,849
Amortization of debt issuance costs and debt discount	950	1,367	4,293	5,247
Write-off of debt issuance costs	—	—	—	93
Accrued interest payable in kind	—	713	—	14,013
Change in fair value of warrants	6,017	(34,181)	(55,804)	(59,525)
Non-cash lease expense	1,054	1,072	4,124	3,922
Bad debt expense	—	—	—	4,203
Changes in operating assets and liabilities:
Accounts receivable, net	67,466	33,491	(15,437)	(5,555)
Commissions receivable	(31,874)	(35,745)	(40,576)	(69,510)
Other assets	(3,723)	(5,938)	(2,460)	(6,282)
Accounts payable and accrued expenses	(31,689)	(21,936)	21,894	19,226
Operating lease liabilities	(1,143)	(1,137)	(4,602)	(4,711)
Other liabilities	(5,642)	503	4,673	(5,482)
Net cash provided by (used in) operating activities	(3,320)	(37,482)	31,885	(11,666)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,183)	(501)	(4,276)	(2,191)
Purchases of software and capitalized software development costs	(3,379)	(2,610)	(11,870)	(9,123)
Net cash used in investing activities	(4,562)	(3,111)	(16,146)	(11,314)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	88,000	—	358,000	166,900
Payments on revolving credit facility	(88,000)	—	(358,000)	(166,900)
Net proceeds from Term Loan	—	—	315,234	—
Payments on Term Loans	(2,031)	(3,573)	(316,031)	(388,216)
Proceeds from ABS Notes	—	—	—	99,095
Payments on ABS Notes	(4,513)	(4,855)	(19,529)	(16,577)
Payments on other debt	(146)	(108)	(527)	(312)
Proceeds from common stock options exercised and employee stock purchase plan	—	(14)	—	98
Proceeds from issuance of Senior Non-Convertible Preferred Stock	—	—	—	337,855
Senior Non-Convertible Preferred Stock issuance costs	—	—	—	(7,076)
Payments of tax withholdings related to net share settlement of equity awards	(7)	(13)	(2,545)	(5,032)
Payments of debt issuance costs	—	—	(7,730)	(2,479)
Net cash (used in) provided by financing activities	(6,697)	(8,563)	(31,128)	17,356
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14,579)	(49,156)	(15,389)	(5,624)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH —Beginning of period	36,256	86,222	37,066	42,690
CASH, CASH EQUIVALENTS AND RESTRICTED CASH —End of period	$21,677	$37,066	$21,677	$37,066

RECONCILIATION OF NON-GAAP MEASURE

SELECTQUOTE, INC. AND SUBSIDIARIES
Reconciliation of Net income (loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income (loss)	$(16,842)	$12,868	$62,189	$47,580
Share-based compensation expense	3,382	4,852	14,862	18,357
Transaction costs	634	1,257	2,112	14,617
Depreciation and amortization	4,482	4,876	17,489	20,460
Loss on disposal of property, equipment, and software, net	—	80	—	240
Impairment of equity-method investment	—	—	1,000	—
Impairment of long-lived asset	—	4,209	—	4,209
Loss on extinguishment of debt	—	—	8,659	—
Change in fair value of warrants	6,017	(34,181)	(55,804)	(59,525)
Interest expense, net	10,504	12,226	44,527	79,385
Income tax expense	3,712	(3,493)	14,098	931
Adjusted EBITDA	$11,889	$2,694	$109,132	$126,254